EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ELECTION OF DIRECTORS AT ITS
ANNUAL STOCKHOLDER MEETING AND NAMES SPENCER AHNEMAN AS
VICE PRESIDENT OF SALES

Eau Claire, Wisconsin (May 23, 2013)   – The stockholders of National Presto Industries, Inc. (NYSE: NPK) re-elected Richard Cardozo and Patrick Quinn to new three-year terms as directors at the May 21, 2013 annual stockholders meeting.  The stockholders also ratified the appointment of BDO USA, LLP as the Company's registered public accounting firm for the year ending December 31, 2013.  In addition during the meeting, the 2013 new housewares/small appliance product introductions were shown to the stockholders.

The new products included a variety of products developed exclusively for individual retailers, which included two deep fryers, a microwave popper and additional colored poppers.  In response to customer requests for an alternate color for the Presto® brand, two classic products, the PopLite® hot air popper and 12” Foldaway® skillet were presented in merlot, a deep shade of red.  In addition, the Company’s new box pizza oven was shown.  Beautifully styled in brushed stainless steel with rounded corners, the oven bakes crisp and rising crust pizzas.  The Orville Redenbacher® by Presto® Caramel Corn Maker was the final product presented. In keeping with the continued popularity of popcorn (a low budget, healthy treat), the new popper not only produces classic popcorn, but also makes flavored gourmet shop popcorn.  With the new popper, the user can make delicious caramel, cheese, and kettle popcorn at home at savings of up to 90% over gourmet shops.  The new popper pops the corn, cooks a variety of delicious sauces and provides a means of mixing the corn and sauce quickly, neatly, and conveniently.  Once mixed, the flavored gourmet-style corn is ready for eating – no baking is required.  The process from beginning to end takes less than fifteen minutes.

The Company also announced Donald Hoeschen’s decision to retire as Vice President of Sales and the election of Spencer Ahneman to the position.  Maryjo Cohen, President, stated, “We will miss Don as our Vice President of Sales.  He has done a wonderful job during the last 16 years in which he occupied the position, winning the respect of customers, employees, and even competitors.  We are fortunate that he has agreed to work with us in the role of National Account Sales Manager, as we will continue to enjoy the benefits of his wise counsel and experience, gained during his 41 years with the Company.

Spencer Ahneman will be a worthy successor.  He began his career with the Company as a Sales Promotional Representative in 1977, was promoted to District Sales Representative in 1980, and District Sales Manager in 1988.  In recent years, as National Account Sales Manager, Spencer has been responsible for the Company’s relationships with key national accounts.”

National Presto Industries, Inc. operates in three business segments.  The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the Presto® brand name, and is recognized as an innovator of new products.  The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases, less-lethal munitions and less-lethal accessory equipment.  The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.